NEWS RELEASE Bill Seymour VP of Investor Relations T + 1 952 556 1844 bill.seymour@entegris.com
Exhibit 99.1

ENTEGRIS DECLARES QUARTERLY CASH DIVIDEND
BILLERICA, Mass., January 17, 2024 - Entegris, Inc. (Nasdaq: ENTG), a leading supplier of advanced materials and process solutions for the semiconductor and other high-technology industries, today announced that its board of directors has authorized a quarterly cash dividend of $0.10 per share to be paid on February 21, 2024, to shareholders of record on the close of business on January 31, 2024.

ABOUT ENTEGRIS
Entegris is a leading supplier of advanced materials and process solutions for the semiconductor and other high-tech industries. Entegris has approximately 9,000 employees throughout its global operations and is ISO 9001 certified. It has manufacturing, customer service and/or research facilities in the United States, Canada, China, Germany, Israel, Japan, Malaysia, Singapore, South Korea, and Taiwan. Additional information can be found at www.entegris.com.

# # #